                                                                       EXHIBIT 2







                   -------------------------------------------

                            SHARE PURCHASE AGREEMENT

                   -------------------------------------------




                                     BETWEEN


                            PREFERRED NETWORKS, INC.

                                       and

                              CELESTICA CORPORATION





                                DECEMBER 10, 1999

                                TABLE OF CONTENTS

                                    ARTICLE 1
                                 INTERPRETATION

   1.1        Defined Terms ..............................................           1
   1.2        Currency ...................................................           8
   1.3        Sections and Headings ......................................           8
   1.4        Number, Gender and Persons .................................           9
   1.5        Entire Agreement ...........................................           9
   1.6        Time of Essence ............................................           9
   1.7        Applicable Law .............................................           9
   1.8        Severability ...............................................           9
   1.9        Successors and Assigns .....................................           9
   1.10       Amendment and Waivers ......................................           9
   1.11       Agreements, etc ............................................          10
   1.12       Schedules ..................................................          10


                                    ARTICLE 2
                      PURCHASE AND SALE OF PURCHASED SHARES

   2.1        Purchase and Sale of Purchased Shares ......................          10
   2.2        Purchase Price .............................................          11
   2.3        Adjustment Amount ..........................................          11
   2.4        Payment of Purchase Price ..................................          11

                                    ARTICLE 3
                  REPRESENTATIONS AND WARRANTIES OF THE VENDOR

   3.1        Enforceability .............................................          11
   3.2        No Other Agreements to Purchase ............................          12
   3.3        No Violation by Vendor .....................................          12
   3.4        Ownership of Purchased Shares ..............................          12
   3.5        Organization ...............................................          12
   3.6        Authorized and Issued Capital ..............................          13
   3.7        No Options .................................................          13
   3.8        No Subsidiaries ............................................          13
   3.9        No Violation by Corporation ................................          13
   3.10       Business of the Corporation ................................          13
   3.11       Title to Personal and Other Property .......................          13
   3.12       Real Property ..............................................          14
   3.13       Location of Leased Property ................................          14
   3.14       Real Property Leases .......................................          14
   3.15       Inventories ................................................          14
   3.16       Accounts Receivable ........................................          14
   3.17       Intellectual Property ......................................          15
   3.18       Insurance ..................................................          15
   3.19       Year 2000 Compliance .......................................          15
   3.20       Agreements and Commitments .................................          16
   3.21       Compliance with Laws; Licences .............................          17
   3.22       Consents and Approvals .....................................          17
   3.23       November 1999 Financial Statements .........................          17
   3.24       Books and Records ..........................................          17
   3.25       Absence of Changes .........................................          18
   3.26       Tax Matters ................................................          19

                                      -ii-

   3.27       Litigation .................................................          20
   3.28       Accounts and Attorneys .....................................          21
   3.29       Directors and Officers .....................................          21
   3.30       Dividends ..................................................          21
   3.31       Non-Arm's Length Transactions ..............................          21
   3.32       Environmental ..............................................          21
   3.33       Employee Plans .............................................          23
   3.34       Collective Agreements ......................................          25
   3.35       Employees ..................................................          25
   3.36       Employee Accruals ..........................................          25
   3.37       Customers and Suppliers ....................................          25
   3.38       Product Warranties .........................................          26
   3.39       Related Party Indebtedness .................................          26
   3.40       Full Disclosure ............................................          26

                                    ARTICLE 4
                 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

   4.1        Organization ...............................................          26
   4.2        Enforceability .............................................          26
   4.3        Consents and Approvals .....................................          27
   4.4        Financial Capability .......................................          27
   4.5        Environmental ..............................................          27

                                    ARTICLE 5
                   SURVIVAL OF REPRESENTATIONS AND WARRANTIES

   5.1        Survival of Representations and Warranties of the Vendor ...          27
   5.2        Expiry of the Representations and Warranties of the
                Purchaser ................................................          28
   5.3        Due Diligence Investigation by Purchaser ...................          28

                                    ARTICLE 6
                                    COVENANTS

   6.1        Delivery of Books and Records ..............................          28
   6.2        Discharge Liabilities and Indebtedness .....................          28
   6.3        Employee Bonuses ...........................................          28
   6.4        Corporate Action ...........................................          29
   6.5        Delivery of Documents ......................................          29
   6.6        Tax Matters ................................................          29
   6.7        Employee Benefits Matters ..................................          31
   6.8        Transition Services Agreement ..............................          32

                                    ARTICLE 7
                              CLOSING ARRANGEMENTS

   7.1        Deliveries by the Vendor ...................................          32
   7.2        Deliveries by the Purchaser ................................          33
   7.3        Place of Closing ...........................................          33
   7.4        Further Assurances .........................................          33

                                    ARTICLE 8
                                 INDEMNIFICATION

   8.1        Indemnification by the Vendor ..............................          34
   8.2        Intentionally Deleted ......................................          34
   8.3        Intentionally Deleted ......................................          34
   8.4        Tax Indemnification and Section 338(h)(10) Election ........          34
   8.5        Indemnification by the Purchaser ...........................          36
   8.6        Notice of Claim ............................................          37
   8.7        Direct Claims ..............................................          37
   8.8        Third Party Claims .........................................          37
   8.9        Settlement of Third Party Claims ...........................          38
   8.10       Co-operation ...............................................          39
   8.11       Exclusivity ................................................          39
   8.12       Offset Against Holdback ....................................          39
   8.13       Certain Limitations ........................................          39

                                    ARTICLE 9
                                  MISCELLANEOUS

   9.1        Confidentiality of Information .............................          40
   9.2        Notices ....................................................          40
   9.3        Commissions, etc. ..........................................          41
   9.4        Consultation ...............................................          41
   9.5        Waiver of Jury Trial .......................................          42
   9.6        Disclosure .................................................          42
   9.7        Assignment by Purchaser ....................................          42
   9.8        Cooperation ................................................          42
   9.9        Counterparts ...............................................          43

                            SHARE PURCHASE AGREEMENT


               THIS AGREEMENT made the 10th day of December, 1999,

B E T W E E N:

                       PREFERRED NETWORKS, INC.
                       a corporation incorporated
                       under the laws of the State of Georgia,

                       (hereinafter called the "Vendor"),

                                                              OF THE FIRST PART,

                                     - and -

                       CELESTICA CORPORATION,
                       a corporation incorporated under the laws of the State of Delaware,

                       (hereinafter called the "Purchaser"),


                                                             OF THE SECOND PART.


         THIS AGREEMENT WITNESSES THAT in consideration of the respective covenants, agreements, representations, warranties and indemnities herein contained and for other good and valuable consideration (the receipt and sufficiency of which are acknowledged by each party), the parties covenant and agree as follows:

                                    ARTICLE 1
                                 INTERPRETATION

1.1 DEFINED TERMS. For the purpose of this Agreement, unless the context otherwise requires, the following terms shall have the respective meanings set out below and grammatical variations of such terms shall have corresponding meanings:

         "401(K) PLAN" has the meaning set forth in section 3.33(b);

         "ADJUSTMENT AMOUNT" means the amount equal to the amount, if any, of Non-Permitted Indebtedness of the Corporation as at November 30, 1999 reflected in the November 1999 Financial Statements which is not paid in full on or prior to the Time of Closing in accordance with section 6.2;

        "AFFILIATE" means, in relation to any Person, any other Person that directly or indirectly controls, or that is directly or indirectly controlled by, or that is under the direct or indirect common control of, such Person; provided, however, that any corporation in respect of which any Person owns beneficially, directly or indirectly, not less than 50% of such corporation's voting securities, shall be deemed to be an Affiliate of such Person (for purposes hereof, "CONTROL" means, in respect of any Person, the power or authority to direct, or cause the direction of, directly or indirectly, the management, policies or actions of any other Person, whether through the ownership of equity securities or voting securities or by Contract or otherwise);

        "AFFILIATED GROUP" means any affiliated group within the meaning of Code
        Section 1504(a) or any similar group defined under a similar provision of state, local or foreign law;

        "ALLOCATION" has the meaning set out in section 8.4(b)(ii);

        "APPLICABLE LAW" means all statutes, laws, by-laws, regulations, enactments, directives and ordinances and all injunctions, decisions, directives, judgements and orders of any Governmental Authority having jurisdiction in respect of a particular matter, and all amendments thereto, at any time and from time to time in force;

        "ARBITRATOR" has the meaning set out in section 8.4(a)(ii);

        "ASSOCIATE", where used to indicate a relationship with any Person, means:

        (a) any body corporate of which the Person beneficially owns, directly or indirectly, voting securities carrying more than 10% of the voting rights attached to all voting securities of the body corporate for the time being outstanding,

        (b)    any partner of that Person,

        (c) any trust or estate in which the Person has a substantial beneficial interest or as to which the Person serves as trustee or in a similar capacity,

        (d) any relative of the Person, including the Person's spouse, where the relative has the same home as the Person, or

        (e) any relative of the spouse of the Person where the relative has the same home as the Person;

        "BUSINESS" means the business currently and heretofore carried on by the Corporation of wireless equipment outsourcing specializing in wireless equipment remanufacturing and wireless product sourcing and sales;

         "BUSINESS DAY" means any day, other than a Saturday or a Sunday, on which banks are open for ordinary banking business in each of (a) Toronto, Ontario and (b) Dallas, Texas;

         "CAPITAL LEASE" means any lease which is treated as a capital lease under GAAP;

         "CLAIM" has the meaning set out in section 8.6(a);

         "CLOSING DATE" means December 10, 1999 or such other date as may be mutually agreed upon by the Vendor and the Purchaser;

         "CODE" means the Internal Revenue Code of 1986 (United States), as amended;

         "COMMON SHARES" means the common shares in the capital of the Corporation;

         "CONTRACT" means any agreement, indenture, contract, lease, deed of trust, licence, option, instrument or other commitment, whether written or oral;

         "CORPORATION" means EPS Wireless, Inc., a corporation existing under the laws of the State of Georgia;

         "DIRECT CLAIM" has the meaning set out in section 8.6(a);

         "EMPLOYEES" has the meaning set out in section 3.35;

         "EMPLOYMENT LEGISLATION" means all Applicable Laws relating to the employment of labour, including without limitation, those related to wages, hours, collective bargaining and the payment and withholding of taxes;

         "ENCUMBRANCE" means any encumbrance, lien, charge, hypothec, pledge, mortgage, title retention agreement, security interest of any nature, adverse claim, exception, reservation, easement, right of occupation, any matter capable of registration against title, option, right of pre-emption, privilege or any Contract to create any of the foregoing;

         "ENVIRONMENTAL LAWS" has the meaning set out in section 3.32(b);

         "ENVIRONMENTAL PERMITS" has the meaning set out in section 3.32(c);

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.;

         "ERISA AFFILIATE" as applied to any person, means (a) any corporation which is a member of a controlled group of corporations, within the meaning of Section 414(b) of the Code, of which that Person is a member, (b) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control, within the meaning of Section 414(c) of the Code, of which that Person is a member, and (c) any member of an affiliated service group, within the meaning of Section 414(m) and (o) of the Code, of which that person or any entity described in clause (a) or (b) is a member;

         "GAAP" means United States generally accepted accounting principles consistently applied;

         "GOVERNMENTAL AUTHORITY" means any international, national, state, provincial, county, municipal, district or local government body, or any public administrative or regulatory agency, political subdivision, commission, board or body, or representative of any of the foregoing, foreign or domestic, of, or established by any such government or government body;

         "HAZARDOUS SUBSTANCES" has the meaning set out in section 3.32(b);

         "HOLDBACK" has the meaning attributed thereto in section 2.4(b);

         "INDEBTEDNESS" means, without duplication, with respect to the Corporation, whether recourse is to all or any portion of the assets of the Corporation, and whether or not contingent:

                  (i) indebtedness of the Corporation for borrowed money or for the deferred purchase price of property or services, excluding trade payables incurred in the ordinary course of business that are not overdue;

                  (ii) other indebtedness of the Corporation evidenced by notes, bonds, debentures or similar instruments,

                  (iii) all indebtedness, obligations and liabilities of the Corporation secured by any Encumbrance on any property or asset owned or held by the Corporation, whether or not any other Person has assumed or is liable for the indebtedness, obligations or liabilities so secured and whether or not the rights and remedies of the secured party are limited to repossession or sale of the property or assets covered;

                  (iv) any reimbursement obligations of the Corporation with respect to letters of credit, bankers acceptances or similar facilities;

                  (v) obligations of the Corporation under any Capital Leases, or operating leases under which such Corporation has furnished a residual value guarantee in respect of which the Corporation is liable as lessee;

                  (vi) all shares in the capital of the Corporation, which are mandatorily redeemable by the Corporation or redeemable or retractable at the option of any other Person;

                  (vii) the liability of the Corporation in respect of interest rate or currency hedge agreements, swaps or forward contracts;

                  (viii) all indebtedness, obligations and liabilities of others of the type referred to in (i) to (vii) above
                           (A) which the Corporation has directly or indirectly guaranteed, endorsed (otherwise than for collection or deposit in the ordinary course of business), discounted with recourse or otherwise becomes obligated to pay or become obligated under agreement (contingently or otherwise) to purchase, repurchase or otherwise acquire or become liable, or (B) in respect of which the Corporation has agreed to supply or advance funds (whether by way of loan, share purchase or capital contribution, through a commitment to pay for property or services regardless of the non-delivery of the property or the non-furnishing of the services or otherwise) or (C) in respect of which the Corporation has otherwise become directly or indirectly liable;

         "INDEMNIFIED PARTY" has the meaning set out in section 8.6(a);

         "INDEMNIFYING PARTY" has the meaning set out in section 8.6(a);

         "INTELLECTUAL PROPERTY" has the meaning set out in section 3.17;

         "KNOWLEDGE OF THE VENDOR" or "VENDOR'S KNOWLEDGE" means the knowledge that any one of (i) those officers, directors or employees of the Vendor who are principally responsible for the negotiation and consummation of the transactions contemplated by this Agreement, and
         (ii) the directors and officers of the Corporation, actually has;

         "LEASED PROPERTY" has the meaning set out in section 3.13;

         "LEASES" has the meaning set out in section 3.14;

         "LICENCES" has the meaning set out in section 3.21;

         "LOSSES", in respect of any matter, means all claims, demands, proceedings, losses, damages, liabilities, deficiencies, costs and expenses (including, without limitation, all legal and other professional fees and disbursements, reasonably incurred, interest, penalties and amounts paid in settlement) arising directly or indirectly as a consequence of such matter;

         "MADSP" has the meaning set out in section 8.4(b)(ii);

         "MULTIEMPLOYER PLAN" has the meaning set forth in Section 3.33(a);

         "NOVEMBER 1999 FINANCIAL STATEMENTS" means the unaudited financial statements of the Corporation as at and for the 11 month period ended November 30 1999, a copy of which is annexed hereto as Schedule 3.23;

         "NON-PERMITTED INDEBTEDNESS" means all Indebtedness of the Corporation other than Permitted Indebtedness;

         "PERMITTED ENCUMBRANCES" means:

         (a) liens for taxes, assessments and governmental charges due and being contested in good faith and diligently by appropriate proceedings (and for the payment of which adequate provision has been made);

         (b) servitudes, easements, restrictions, rights-of-way and other similar rights in real property or any interest therein, provided the same are not of such nature as to materially adversely affect the use of the property subject thereto by the Corporation;

         (c) liens for taxes either not due and payable or due but for which notice of assessment has not been given;

         (d) undetermined or inchoate liens, charges and privileges incidental to current construction or current operations and statutory liens, charges, adverse claims, security interests or encumbrances of any nature whatsoever claimed or held by any governmental authority which have not at the time been filed or registered against the title to the asset or served upon the Corporation pursuant to law or which relate to obligations not due or delinquent;

         (e) assignments of insurance provided to landlords (or their mortgagees) pursuant to the terms of any lease and liens or rights reserved in any lease for rent or for compliance with the terms of such lease;

         (f) security given in the ordinary course of the Business to any public utility, municipality or government or to any statutory or public authority in connection with the operations of the Business, other than security for borrowed money; and

         (g)      the Permitted Encumbrances described in Schedule 3.11(a);

         "PERMITTED INDEBTEDNESS" means:

         (a) Indebtedness for Taxes, assessments or governmental charges or levies incurred in the ordinary course of business and which are not at the time due or delinquent or the validity of which are being constituted in good faith by proper legal proceedings and as to which reserves are being maintained in accordance with GAAP;

         (b)      Indebtedness which is subject to a Permitted Encumbrance; and

         (c) trade payables and normal course lease obligations including obligations under Capital Leases;

         excluding any such Indebtedness owing or payable to any Related Party;

         "PERSON" includes an individual, a partnership, a limited partnership, a joint venture, a syndicate, a sole proprietorship, a company or corporation with or without share capital, an unincorporated association, a trust, a trustee, an executor, an administrator or other legal personal representative, a regulatory body or agency, a government or governmental agency, an authority or entity however designated or constituted, and every other legal or business entity whatsoever;

         "PLANS" has the meaning set out in section 3.33;

         "PURCHASE PRICE" has the meaning set out in section 2.2;

         "PURCHASED SHARES" means 100 Common Shares, constituting all of the issued and outstanding shares in the capital of the Corporation;

         "PURCHASER'S ENVIRONMENTAL REPORT" means the Phase I Environmental Site Assessment report dated December 2, 1999 prepared by Golder Associates Inc. relating to the Leased Property; a copy of which has been provided to the Vendor;

         "RELATED PARTY" means any of:

         (a)      the Vendor;

         (b)      any Affiliate of the Vendor (other than the Corporation);

         (c) any director, officer or shareholder of the Corporation or of any Person in clauses (a) and (b) of this definition; and

         (d) any Associate of any Person in clauses (a), (b) or (c) of this definition (other than the Corporation);

         "SECTION 338 FORMS" has the meaning set out in section 8.4(b)(iii);

         "SECTION 338(H)(10) ELECTION" has the meaning set out in section 8.4(b)(i);

         "SYSTEMS" means all computer systems owned or used by the Corporation in the operation of the Business and also includes all process controls, environmental controls, and any other support systems or equipment owned or used by the Corporation in the operation of the Business which employs, stores or processes date/time information in electronic form;

         "TAX" means federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code
         Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax or governmental charge or assessment of any kind whatsoever imposed or required to be collected by any Taxing Authority, whether disputed or not. Tax shall include any interest, penalty, or addition to a Tax;

         "TAX RETURN" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof;

         "TAXING AUTHORITY" shall mean any federal, state, local or foreign governmental authority, or any political subdivision, agency or instrumentality thereof;

         "THIRD PARTY" has the meaning set out in section 8.8;

         "THIRD PARTY CLAIM" has the meaning set out in section 8.6(a);

         "TIME OF CLOSING" means 10:00 a.m. (Eastern Standard Time) on the Closing Date; and

1.2 CURRENCY. All dollar amounts referred to in this Agreement are expressed in United States dollars.

1.3 SECTIONS AND HEADINGS. The division of this Agreement into sections and the insertion of headings are for convenience of reference only and shall not affect the interpretation of this Agreement. Unless otherwise indicated, any reference in this Agreement to a section, subsection, clause or a Schedule refers to the specified section, subsection or clause of or Schedule to this Agreement.

1.4 NUMBER, GENDER AND PERSONS. In this Agreement, words importing the singular number only shall include the plural and vice versa, words importing gender shall include all genders and words importing Persons shall include individuals, corporations, partnerships, associations, trusts, unincorporated organizations, governmental bodies and other legal or business entities.

1.5 ENTIRE AGREEMENT. This Agreement, together with the agreements specifically contemplated herein or entered into or delivered in connection herewith constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether written or oral, including the letter of intent between the Purchaser and the Vendor dated November 1, 1999 and the letter agreement between the Purchaser and the Vendor dated December 1, 1999, both of which are hereby terminated and of no further force or effect, and without limiting the foregoing, each party hereby releases the other from any and all claims arising out of such letter of intent and letter agreement. There are no conditions, covenants, agreements, representations, warranties or other provisions, express or implied, collateral, statutory or otherwise, relating to the subject matter hereof except as herein provided.

1.6      TIME OF ESSENCE. Time shall be of the essence of this Agreement.

1.7 APPLICABLE LAW. This Agreement shall be construed, interpreted and enforced in accordance with, and the respective rights and obligations of the parties shall be governed by, the laws of the State of Georgia and the federal laws of the United States applicable therein, and each party hereby irrevocably and unconditionally submits to the non-exclusive jurisdiction of the courts of the States of Georgia and Texas.

1.8 SEVERABILITY. If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such determination shall not impair or affect the validity, legality or enforceability of the remaining provisions hereof, and each provision is hereby declared to be separate, severable and distinct.

1.9 SUCCESSORS AND ASSIGNS. This Agreement shall enure to the benefit of and shall be binding on and enforceable by the parties and their respective successors and permitted assigns. Subject to section 9.7, no party may assign any of its rights or obligations hereunder without the prior written consent of the other parties.

1.10 AMENDMENT AND WAIVERS. No amendment or waiver of any provision of this Agreement shall be binding on any party unless consented to in writing by such party. No waiver of any provision of this Agreement shall constitute a waiver of any other provision, nor shall any waiver constitute a continuing waiver unless otherwise expressly provided.

1.11 AGREEMENTS, ETC. Any reference herein to an agreement, contract, statute or other law means, unless otherwise specified, a reference to such agreement, contract, statute or other law as the same may be amended, supplemented or replaced from time to time.

1.12 SCHEDULES. The following Schedules are attached to and form part of this Agreement:

             Schedule 3.2          -       Encumbrances on Purchased Shares
             Schedule 3.3          -       Breaches of Contracts
             Schedule 3.11(a)      -       Additional Permitted Encumbrances
             Schedule 3.11(b)      -       Encumbrances in Favour of Vendor's Lender
             Schedule 3.13         -       Leased Real Property
             Schedule 3.14         -       Leases
             Schedule 3.17         -       Intellectual Property
             Schedule 3.20         -       Agreements and Contracts
             Schedule 3.21         -       Licences
             Schedule 3.22(a)      -       Regulatory Consents
             Schedule 3.22(b)      -       Vendor's Consents and Approvals
             Schedule 3.23         -       November 1999 Financial Statements
             Schedule 3.25         -       Absence of Changes
             Schedule 3.26         -       Tax Matters
             Schedule 3.27         -       Legal and Regulatory Proceedings
             Schedule 3.28         -       Accounts and Attorneys
             Schedule 3.29         -       Directors and Officers
             Schedule 3.32         -       Environmental Matters
             Schedule 3.33         -       Plans
             Schedule 3.35         -       Employees
             Schedule 3.37         -       Major Customers and Suppliers
             Schedule 3.38         -       Product Warranties
             Schedule 3.39(a)      -       Indebtedness to Related Parties
             Schedule 3.39(b)      -       Indebtedness of Related Parties
             Schedule 7.1(d)       -       Form of Opinion of Vendors' Counsel
             Schedule 7.1(g)       -       Form of Release
             Schedule 6.8          -       Form of Transition Services Agreement

                                    ARTICLE 2
                      PURCHASE AND SALE OF PURCHASED SHARES

2.1 PURCHASE AND SALE OF PURCHASED SHARES. Subject to the terms and conditions hereof the Vendor covenants and agrees to sell, assign and transfer to the Purchaser, and the Purchaser covenants and agrees to purchase from the Vendor, at the Time of Closing, all of the Purchased Shares.

2.2 PURCHASE PRICE. The aggregate purchase price payable by the Purchaser to the Vendor for the Purchased Shares (the "Purchase Price") shall be equal to
(i) $14,900,000 less (ii) an amount equal to the Adjustment Amount, if any. The Purchase Price shall be paid to the Vendor in accordance with the terms and provisions of this Agreement.

2.3 ADJUSTMENT AMOUNT. On the Closing Date the Vendor shall deliver to the Purchaser a certificate of a senior officer of the Vendor setting forth (i) the amount of each item of Non-Permitted Indebtedness of the Corporation as at November 30, 1999 reflected in the November 1999 Financial Statements; and (ii) all payments made on account of each item of Non-Permitted Indebtedness referred to in (i) subsequent to November 30, 1999, accompanied, if requested by the Purchaser, by evidence of the payments referred to in (ii) reasonably satisfactory to the Purchaser.

2.4 PAYMENT OF PURCHASE PRICE. The Purchase Price shall be paid or satisfied as follows:

        (a) at the Time of Closing the Purchaser shall pay to the Vendor an amount equal to $14,150,000 less an amount equal to the Adjustment Amount, if any, by wire transfer in immediately available funds as follows: (i) $7,020,191.25 to account #000303748800 at the Charlotte, North Carolina branch of Bank of America, N.A., (ii) $2,527,224.88 to account #3750332753 at the Dallas, Texas branch of Nationsbank Global Finance Bank, and (iii) $4,602,583.87 less the Adjustment Amount, if any, to account #3256574981 at the Charlotte, North Carolina branch of Bank of America, N.A.;

        (b) an amount equal to $750,000 shall be retained by the Purchaser and shall be subject to reduction as provided in section 8.12(a) and any remaining balance thereof as at the 6 month anniversary of the Closing Date shall (subject to the provisions of section 8.12(b)) be forthwith paid by the Purchaser to the Vendor by certified cheque or banker's draft to or to the order of the Vendor. For the purposes hereof the term "Holdback" at any time means the said sum of $750,000 less the aggregate amounts of reductions theretofore applied thereto.


                                    ARTICLE 3
                  REPRESENTATIONS AND WARRANTIES OF THE VENDOR


                  The Vendor represents and warrants to the Purchaser as follows and acknowledges that the Purchaser is relying on such representations and warranties in connection with its purchase of the Purchased Shares.

3.1 ENFORCEABILITY. This Agreement has been, and each of the other agreements, indentures, documents and instruments entered into pursuant hereto when executed and delivered by the Vendor will be, duly executed and delivered by the Vendor and is, or in the case of all other agreements, indentures, documents and instruments entered into pursuant hereto, will be, a legal, valid and binding obligation of the Vendor enforceable against the Vendor by the Purchaser or the Corporation, as the case may be, in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency and other laws affecting the rights of creditors generally and except that equitable remedies may be granted only in the discretion of a court of competent jurisdiction.

3.2 NO OTHER AGREEMENTS TO PURCHASE. No Person other than the Purchaser has any written or oral agreement or option or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option for the purchase or acquisition from the Vendor of any of the Purchased Shares except for those Encumbrances referred to in Schedule 3.2 which shall have been terminated and discharged, at or prior to the Time of Closing.

3.3 NO VIOLATION BY VENDOR. The execution and delivery of this Agreement, and all other agreements, indentures, documents and instruments entered into pursuant hereto by the Vendor and the consummation of the transactions provided for herein and therein do not and will not result in: (a) the breach or violation of any of the provisions of, or constitute a default under, or conflict with or cause the acceleration of any obligation under: (i) except for those breaches, violations and defaults referred to in Schedule 3.3 which shall be rectified to the satisfaction of the Purchaser at or prior to the Time of Closing, any Contract to which the Vendor is a party or by which it is, or any of his properties is, bound; (ii) any judgment, decree, order or award of any court, Governmental Authority or arbitrator having jurisdiction over the Vendor or by which the Vendor is bound; (iii) any licence, permit, approval, consent or authorization held by the Vendor or necessary to the ownership of the Purchased Shares; or (iv) any Applicable Law; or (b) the creation or imposition of any Encumbrance on the Purchased Shares.

3.4 OWNERSHIP OF PURCHASED SHARES. The Vendor is the beneficial owner of record of the Purchased Shares, with good and marketable title thereto, free and clear of all Encumbrances and, without limiting the generality of the foregoing, none of the Purchased Shares is subject to any voting trust, shareholder agreement or voting agreement, except for those Encumbrances referred to in
Schedule 3.2 which shall be terminated and discharged at or prior to the Time of Closing. Upon completion of the transactions contemplated by this Agreement, all of the Purchased Shares will be owned by the Purchaser as the beneficial owner of record with a good and marketable title thereto, free and clear of all Encumbrances (other than any Encumbrance which may have been granted by the Purchaser).

3.5 ORGANIZATION. The Corporation is validly existing under the laws of the State of Georgia and has the corporate power to own or lease its property and to carry on the Business as now being conducted by it. The Corporation is duly qualified as a corporation to do business in each jurisdiction in which the nature of the Business or the property and assets owned or leased by it makes such qualification necessary.

3.6 AUTHORIZED AND ISSUED CAPITAL. The authorized capital of the Corporation consists of 10,000 Common Shares, of which 100 Common Shares (and no more) have been duly issued and are outstanding as fully paid and non-assessable.

3.7 NO OPTIONS. No Person has any agreement or option or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement, including convertible securities, warrants or convertible obligations of any nature, for the purchase, subscription, allotment or issuance of any unissued shares or other securities of the Corporation.

3.8 NO SUBSIDIARIES. The Corporation does not own and does not have any agreements of any nature to acquire, directly or indirectly, any shares in the capital of or other equity or proprietary interests in any Person, firm or corporation, and the Corporation does not have any agreements to acquire or lease any other business operations.

3.9 NO VIOLATION BY CORPORATION. The execution and delivery of this Agreement by the Vendor and the consummation of the transactions herein provided for does not and will not (with notice, lapse of time or otherwise) result in either: (a) the breach or violation of any of the provisions of, or constitute a default under, or conflict with or cause the acceleration of any obligation of the Corporation under: (i) except for those breaches, violations and defaults referred to in Schedule 3.3 which shall be rectified to the satisfaction of the Purchaser at or prior to the Time of Closing, any Contract to which the Corporation is a party or by which it is, or any of its properties are, bound;
(ii) any provision of the articles, by-laws or resolutions of the board of directors (or any committee thereof) or shareholders of the Corporation; (iii) any judgment, decree, order or award of any court, governmental body or arbitrator having jurisdiction over the Corporation; (iv) any licence, permit, approval, consent or authorization held by the Corporation or necessary to the operation of the Business; or (v) any applicable law, statute, ordinance, regulation or rule; or (b) the creation or imposition of any Encumbrance on any of the property or assets of the Corporation.

3.10 BUSINESS OF THE CORPORATION. The Business is the only business carried on by the Corporation, and the property and assets owned or leased by the Corporation are sufficient to carry on the Business. All of the property and assets owned and used by the Corporation are in good operating condition and are in a state of good repair and maintenance reasonable wear and tear excepted. During the two years preceding the date of this Agreement, there has not been any significant interruption of operations (being an interruption of more than one day) of the Business due to inadequate maintenance of any of the property and assets owned and used by the Corporation. With the exception of inventory in transit, all the tangible assets of the Corporation are situated at 3801 Realty Road, Dallas, Texas.

3.11 TITLE TO PERSONAL AND OTHER PROPERTY. The property and assets of the Corporation are owned beneficially by the Corporation as the beneficial owner thereof with a good and marketable title thereto, free and clear of all Encumbrances other than the Permitted Encumbrances and the Encumbrances referred to in Schedule 3.11(b) which shall be released and discharged at or prior to the Time of Closing.

3.12 REAL PROPERTY. The Corporation is not the beneficial or registered owner of and has not agreed to acquire any real property or any interest in any real property (other than the Leased Property).

3.13 LOCATION OF LEASED PROPERTY. Schedule 3.13 sets forth a municipal address and a complete and accurate legal description of all the real property leased by the Corporation (the "Leased Property"). The Corporation does not lease and has not agreed to lease any real property or interest in real property other than the Leased Property. To the Vendor's Knowledge, all buildings, structures, improvements and appurtenances situated on the Leased Property are in good operating condition and in a state of good maintenance and repair, are adequate and suitable for the purposes for which they are currently being used and the Corporation has adequate rights of ingress and egress for the operation of the Business in the ordinary course. To the Vendor's Knowledge, none of such buildings, structures, improvements or appurtenances (or any equipment therein), nor the operation or maintenance thereof, violates any restrictive covenant or any provision of any federal, state or municipal law, ordinance, rule or regulation, or encroaches on any property owned by others.

3.14 REAL PROPERTY LEASES. The Corporation is not a party to any lease or agreement in the nature of a lease in respect of any real property, whether as lessor or lessee, other than the leases (the "Leases") described in Schedule
3.14 relating to the Leased Property. Schedule 3.14 sets out the parties to each of the Leases, their dates of execution and expiry dates, the locations of the leased lands and premises and the rent payable thereunder. Except as described in Schedule 3.14, the Corporation occupies the Leased Property and has the exclusive right to occupy and use the Leased Property. Each of the Leases is in good standing and in full force and effect without amendment thereto, and neither the Corporation nor, to the Vendor's Knowledge, any other party thereto is in breach of any covenants, conditions or obligations contained therein. The Vendor has caused the Corporation to provide to the Purchaser a true copy of each Lease.

3.15 INVENTORIES. The inventories of the Corporation do not include any material items which are below standard quality or a quality not useable or saleable in the normal course of business, the value of which has not been written down on its books of account to net realizable market value or which have not been adequately reserved for in its books of account in accordance with GAAP.

3.16 ACCOUNTS RECEIVABLE. All accounts receivable, book debts and other debts due or accruing to the Corporation are bona fide, subject to an allowance for doubtful accounts which has been reflected on the books of the Corporation in accordance with GAAP.

3.17 INTELLECTUAL PROPERTY. Attached hereto as Schedule 3.17 is a complete and accurate list of all trade-marks, trade names, business names, patents, inventions, know-how, copyrights, service marks, brand names, industrial designs and all other industrial or intellectual property owned or used by the Corporation in carrying on the Business and all applications therefor and all goodwill connected therewith, including, without limitation, all licences, registered user agreements and all like rights used by or granted to the Corporation in connection with the Business and all right to register or otherwise apply for the protection of any of the foregoing, other than licenses of generally available software for personal computers (collectively, the "Intellectual Property"). Schedule 3.17 also includes complete and accurate particulars of all registrations or applications for registration of Intellectual Property owned by the Corporation. The Intellectual Property comprises all trade-marks, trade names, business names, patents, inventions, know-how, copyrights, service marks, brand marks, industrial designs and all other industrial or intellectual property necessary to conduct the Business. Except as set forth in Schedule 3.17, the Corporation is the beneficial owner of the Intellectual Property, free and clear of all Encumbrances other than Permitted Encumbrances, and is not a party to or bound by any Contract or other obligation whatsoever that limits or impairs its ability to sell, transfer, assign or convey, or that otherwise affects, the Intellectual Property and no Person has been granted any interest in or right to use all or any portion of the Intellectual Property. To the Vendor's Knowledge, no claim of any infringement or breach of any industrial or intellectual property rights of any other Person by the Corporation has been made or threatened, nor has the Vendor or the Corporation received any notice that the conduct of the Business, including the use of the Intellectual Property, infringes upon or breaches any industrial or intellectual property rights of any other Person, and, to the Vendor's Knowledge, there has been no infringement or violation of any of the rights of the Corporation in the Intellectual Property. To the Vendor's Knowledge, the conduct of the Business does not infringe upon the patents, trade-marks, licences, trade names, business names, copyright or other industrial or intellectual property rights, domestic or foreign, of any other Person. To the Vendor's Knowledge, there is no state of facts which casts doubt on the validity or enforceability of any of the Intellectual Property. The Vendor has provided to the Purchaser a true and complete copy of all Contracts and amendments thereto which comprise or relate to the Intellectual Property.

3.18 INSURANCE. The Corporation has insured all of its property and assets against loss or damage by all insurable hazards or risks on a basis that is comparable to the insurance maintained by prudent persons operating businesses similar to the Business. The Corporation is not in default with respect to any of the provisions contained in any such insurance policy and has not failed to give any notice or present any claim under any such insurance policy in a due and timely fashion. The Vendor has provided to the Purchaser a true copy of each such insurance policy.

3.19 YEAR 2000 COMPLIANCE. All of the Corporation's Systems, including their operating systems, application software and related supporting data and files, if used in the manner and for the purposes which they are presently used by the Corporation, shall function correctly when dealing with dates/times and date/time related data in the following manner:

         (a) the Systems shall, when processing date/time data from, into, in and between the 20th and 21st centuries, and the year 1999 and 2000, and performing leap year calculations, accurately process such date/time data (including, but not limited to accurately inputting, outputting, extracting, displaying, calculating, comparing, sorting and sequencing such data), and shall not, as a result of the processing of such data (i) create any logical or mathematical inconsistency, (ii) malfunction, or (iii) cease to function; and

         (b) the Systems shall, before, during and after the year 2000, accurately exchange date/time data with and shall accurately process the date/time data exchanged with the information technology systems of all customers and suppliers.

The Vendor has provided to the Purchaser (i) copies of all correspondence and statements relating to the Corporation's Year 2000 compliance which have been made by or on behalf of the

Corporation to customers, suppliers, auditors, investors or other third parties,
(ii) all copies of reports (including draft reports) prepared by or on behalf of the Corporation or by the Vendor or any affiliates relating to the Corporation's Year 2000 compliance, deficiencies or required remediation, (iii) all copies of proposals (including draft proposals) whether prepared by the Corporation or by third parties, concerning Year 2000 remediation of the Corporation, and (iv) copies of all correspondence, statements and reports (including draft reports) sent or received by the Corporation with respect to the Year 2000 compliance of the Corporation's customers and suppliers.

3.20 AGREEMENTS AND COMMITMENTS. Except as described on Schedules 3.14, 3.17, 3.18, 3.20 and 3.35, the Corporation is not a party to or bound by any material Contract relating to the property, assets, Business or operations of the Corporation, including, without limiting the generality of the foregoing:

         (a) any continuing Contract for the purchase of materials, supplies, equipment or services involving more than $25,000 in respect of any one Contract or more than $100,000 in respect of all such Contracts;

         (b) any employment or consulting Contract or any other written Contract with any officer, employee or consultant other than oral Contracts of indefinite hire terminable by the employer without cause on reasonable notice; and

         (c) any Contract providing for any Indebtedness of or guaranteed by the Corporation including any Contract for capital expenditures in excess of $25,000 in the aggregate.

                  The Corporation has performed all of the obligations required to be performed by it and is entitled to all benefits under, and is not in default or alleged to be in default in respect of, any Contract relating to the Business to which it is a party or by which it is bound; all such Contracts are in good standing and in full force and effect, and no event, condition or occurrence exists which, after notice or lapse of time or both, would constitute a default under any of the foregoing. The Vendor has provided to the Purchaser a true and complete copy of each Contract listed or described on Schedules 3.14, 3.17, 3.18, 3.20 and 3.35 and all amendments thereto.

3.21 COMPLIANCE WITH LAWS; LICENCES. Except to the extent such matters have been specifically addressed in other representations and warranties contained herein, the Corporation has complied in all material respects with all laws, statutes, ordinances, regulations, rules, judgments, decrees or orders applicable to the Business or the Corporation. Schedule 3.21 sets out a complete and accurate list of all licences (other than Intellectual Property licences), permits, approvals, consents, certificates, registrations and authorizations (whether governmental, regulatory or otherwise) (the "Licences") held by or granted to the Corporation, and there are no other licences, permits, approvals, consents, certificates, registrations or authorizations necessary to carry on the Business or to own or lease any of the property or assets utilized by the Corporation. Each Licence is valid, subsisting and in good standing and the Corporation is not in default or breach of any Licence and, to the Knowledge of the Vendor, no proceeding is pending or threatened to revoke or limit any Licence. The Vendor has provided to the Purchaser a true and complete copy of each Licence and all amendments thereto.

3.22              CONSENTS AND APPROVALS.

         (a) There is no requirement to make any filing with, give any notice to or to obtain any licence, permit, certificate, registration, authorization, consent or approval of, any Governmental Authority as a condition to the lawful consummation of the transactions contemplated by this Agreement except for the filings, notifications, licences, permits, certificates, registrations, consents and approvals described in Schedule 3.22(a).

         (b) There is no requirement under any Contract relating to the Business or the Corporation to which the Vendor or the Corporation is a party or by which either of them is bound to give any notice to, or to obtain the consent or approval of, any party to such agreement, instrument or commitment relating to the consummation of the transactions contemplated by this Agreement except for the notifications, consents and approvals described in Schedule 3.22(b).

3.23 NOVEMBER 1999 FINANCIAL STATEMENTS. The November 1999 Financial Statements have been prepared in accordance with GAAP applied on a basis consistent with prior periods, are correct and complete and present fairly in all material respects the assets, liabilities (whether accrued, absolute, contingent or otherwise) and financial condition of the Corporation as at the date of the November 1999 Financial Statements and the sales, earnings and results of operations of the Corporation for the period covered by the November 1999 Financial Statements. There has been no material adverse change in the financial position and condition of the Corporation from that shown on or reflected in the November 1999 Financial Statements.

3.24 BOOKS AND RECORDS. The books and records of the Corporation fairly and correctly set out and disclose the financial position of the Corporation in all material respects as at the date hereof and have been prepared on a consistent basis and all financial transactions of the Corporation have been accurately recorded in such books and records.

3.25 ABSENCE OF CHANGES. Except as set forth in Schedule 3.25, since November 30, 1999, the Corporation has carried on the Business and conducted its operations and affairs only in the ordinary and normal course consistent with past practice and there has not been:

        (a) any adverse change in the condition (financial or otherwise), assets, liabilities, operations, earnings, Business or prospects of the Corporation;

        (b) any material damage, destruction or loss (whether or not covered by insurance) affecting the property or assets of the Corporation;

        (c) any obligation or liability (whether absolute, accrued, contingent or otherwise, and whether due or to become due) incurred by the Corporation, other than those incurred in the ordinary and normal course of the Business and consistent with past practice;

         (d) any payment, discharge or satisfaction of any Encumbrance, liability or obligation of the Corporation (whether absolute, accrued, contingent or otherwise, and whether due or to become due) other than payment of accounts payable and tax liabilities incurred in the ordinary course of the Business consistent with past practice;

         (e) any issuance or sale by the Corporation, or any Contract entered into by the Corporation, for the issuance or sale by the Corporation, of any shares in the capital of or securities convertible into or exercisable for shares in the capital of the Corporation;

         (f) any organized or other material labour trouble adversely affecting the Corporation;

         (g) any licence, sale, assignment, transfer, disposition, pledge, mortgage or granting of a security interest or other Encumbrance on or over any property or assets of the Corporation, other than sales of inventory to customers in the ordinary and normal course of the Business;

         (h) any write-down of the value of any inventory or any write-off as uncollectible of any accounts or notes receivable or any portion thereof of the Corporation in amounts exceeding $5,000 in each instance or $20,000 in the aggregate;

         (i) any cancellation of any debts or claims or any amendment, termination or waiver of any rights of value to the Corporation in amounts exceeding $5,000 in each instance or $20,000 in the aggregate;

         (j) any general increase in the compensation of employees of the Corporation (including, without limitation, any increase pursuant to any Employee Plan or commitment), or any increase in any such compensation or bonus payable to any officer, employee, consultant or agent thereof (having an annual salary or remuneration in excess of $50,000) or the execution of any employment contract with any officer or employee (having an annual salary or remuneration in excess of $50,000), or the making of any loan to, or engagement in any transaction with, any employee, officer or director of the Corporation;

         (k) any capital expenditures or commitments of the Corporation in excess of $25,000 in the aggregate;

         (l) any forward purchase commitments in excess of the requirements of the Corporation for normal operating inventories or at prices higher than the current market prices;

         (m) any forward sales commitments other than in the ordinary and normal course of the Business or any failure to satisfy any accepted order for goods or services;

         (n) any material change in the accounting or tax practices followed by the Corporation;

         (o) any material change adopted by the Corporation in its depreciation or amortization policies or rates; or

         (p) any material change in the credit terms offered to customers of, or by suppliers to, the Corporation.

3.26              TAX MATTERS.

         (a) All Tax Returns that were required to be filed by, or on behalf of, the Corporation, either separately or as part of any Affiliated Group of corporations, have been timely filed. All such Tax Returns were correct and complete in all material respects. All Taxes owed by the Corporation (whether or not shown on any Tax Return), either separately or as part of any Affiliated Group of corporations, have been paid. The Corporation is not currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by any Taxing Authority in a jurisdiction where the Corporation does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Encumbrances on any of the assets of any of the Corporation that arose in connection with any failure (or alleged failure) to pay any Tax.

         (b) The Corporation, and all members of the Affiliated Group of corporations of which the Corporation is a member, have timely withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any Employee, independent contractor, creditor, stockholder, nonresident, partner or other third party.

         (c) There is no dispute, action, investigation or claim concerning any Tax for which the Corporation could have liability either (i) claimed, threatened or raised by any Taxing Authority in writing or (ii) as to which any of the Vendor or the directors and officers (and employees responsible for Tax matters) of the Corporation or the Vendor have knowledge (whether or not pending or threatened). The Corporation is not currently under audit, either separately or as a member of an Affiliated Group, by any Taxing Authority. Schedule 3.26 lists all Tax Returns that have been audited. The Vendor has delivered to the Purchaser correct and complete copies of all federal, foreign, state and local income Tax Returns filed by, and examination reports and statements of deficiencies assessed against or agreed to by, the Corporation since September 30, 1996.

         (d) Neither the Corporation nor the Vendor has given or been requested to give waivers or extensions of any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

         (e) The Corporation has not filed a consent under Code Section 341(f) concerning collapsible corporations. The Corporation has not made any payments, is not obligated to make any payments, and is not a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Code Section 280G or Code
Section 162(m). The Corporation is not, and has not been, a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii). The Corporation has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662. The Corporation is not, and has never been, a party to any Tax allocation or sharing agreement. The Corporation does not have any liability for the Taxes of any Person under Reg. Section 1.1502-6 (or any similar provision of state, local or foreign law). No property of the Corporation (A) is subject to a tax benefit transfer lease subject to the provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954, (B) is "tax-exempt use property" within the meaning of Section 168(h) of the Code or
(C) secures any debt the interest on which is exempt from Tax under Section 103 of the Code.

         (f) The unpaid Taxes of the Corporation (i) did not, as of November 30, 1999, exceed the reserve for Taxes (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the November 1999 Financial Statements (rather than in any notes thereto) and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Corporation in filing its Tax Returns.

3.27 LITIGATION. Except as described in Schedule 3.27, there are no actions, suits or proceedings (whether or not purportedly on behalf of the Corporation) to which the Corporation is a party or in respect of which the Corporation has been served or, to the Knowledge of the Vendor, which are threatened against or affect, the Corporation at law or in equity or before or by any federal, state, municipal or other governmental department, court, commission, board, bureau, agency or instrumentality, domestic or foreign, or by or before an arbitrator or arbitration board.

3.28 ACCOUNTS AND ATTORNEYS. Schedule 3.28 sets forth a true and complete list showing: (a) the name of each bank, trust company or similar institution in which the Corporation has accounts or safe deposit boxes, the number or designation of each such account and safe deposit box and the names of all Persons authorized to draw thereon or to have access thereto; and (b) the name of each Person, firm, corporation or business organization holding a general or special power of attorney from the Corporation and a summary of the terms thereof.

3.29 DIRECTORS AND OFFICERS. Schedule 3.29 sets forth the names and titles of all the officers and directors of the Corporation.

3.30 DIVIDENDS. Since November 30, 1999, the Corporation has not, directly or indirectly, declared or paid any dividends or declared or made any other distribution on any of its shares of any class and has not, directly or indirectly, redeemed, purchased or otherwise acquired any of its outstanding shares of any class or agreed to do so.

3.31 NON-ARM'S LENGTH TRANSACTIONS. Except as referred to in Schedules 3.39(a) and 3.39(b), the Corporation has not since November 30, 1999 made any payment or loan to, or borrowed any moneys from or is otherwise indebted to, any Related Person except for usual employee reimbursements and compensation paid in the ordinary and normal course of the Business. Except as referred to in Schedules 3.39(a) and 3.39(b), the Corporation is not a party to any Contract with any Related Person. No Related Person (a) owns, directly or indirectly, any interest in (except for shares representing less than one per cent of the outstanding shares of any class or series of any publicly traded company), or is an officer, director, employee or consultant of, any Person which is, or is engaged in business as, a competitor of the Business or the Corporation or a lessor, lessee, supplier, distributor, sales agent or customer of the Business or the Corporation; (b) owns, directly or indirectly, in whole or in part, any property that the Corporation uses in the operation of the Business; or (c) has any cause of action or other claim whatsoever against, or owes any amount to, the Corporation in connection with the Business, except for any liabilities reflected in the November 1999 Financial Statements and claims in the ordinary and normal course of business such as for accrued vacation pay and accrued benefits under the Employee Plans.

3.32              ENVIRONMENTAL.

        (a) Except as described in Schedule 3.32, the Corporation, the Business, the Leased Property and all current or former properties and operations of the Corporation have been and are in full compliance with and have not been and are not in violation of or liable under any of the applicable federal, state, municipal, local or foreign laws, statutes, ordinances, by-laws and regulations, and orders, directives and decisions rendered by, and policies, instructions, guidelines and similar guidance of, any ministry, department or administrative or regulatory agency or other Governmental Authority, each as supplemented or amended from time to time, the common law (collectively "Environmental Laws") to the extent relating to pollution or the protection of the environment or natural resources, occupational or public health and safety or the manufacture, processing, distribution, use, treatment, storage, disposal, discharge, packaging, transport, handling, containment, clean-up or other remediation or corrective action of any pollutants, contaminants, chemicals or wastes or substances, including, without limitation, industrial, toxic, hazardous or radioactive wastes or substances and including any admixture thereof and specifically including petroleum and all fractions and derivatives thereof or synthetic substitutes therefor and asbestos or asbestos containing materials (collectively "Hazardous Substances").

         (b) The Corporation has all licences, permits, approvals, consents, certificates, registrations and other authorizations required under Environmental Laws (the "Environmental Permits"), including, without limitation, required in connection with the Leased Property and any other property owned, leased or operated by the Corporation and for the operation of the Business, all of which are in full force and effect and are described in Schedule 3.32. No proceeding is pending or, to the Knowledge of the Vendor, threatened and, to the Knowledge of the Vendor, no grounds exist which would or could reasonably be expected to cause the revocation of or the imposition of any limit on any Environmental Permit.

         (c) Except as described in Schedule 3.32, the Corporation has never received any notice of, or been prosecuted for, non-compliance with any Environmental Laws, and neither the Vendor nor the Corporation has settled any allegation of non-compliance prior to prosecution. There are no notices, orders or directions relating to environmental matters requiring, or notifying the Vendor or the Corporation that it is or may be responsible for, any containment, clean-up, remediation or corrective action or any work, repairs, construction or capital expenditures to be made under Environmental Laws with respect to the Business or any current or former property or operation of the Corporation.

         (d) Except as disclosed in Schedule 3.32, the Corporation has not caused or permitted, nor has there been any, release, threatened release, emission, spill or discharge, in any manner whatsoever, of any Hazardous Substance on, in, around, from or in connection with any of the properties (including the Leased Property) or assets it owns or operates or any property or assets which it previously owned or operated, or any such release or threatened release on or from a facility owned or operated by any third party but with respect to which the Corporation is or may reasonably be alleged to have liability. All Hazardous Substances and all other wastes and other materials and substances used in whole or in part by the Corporation or resulting from the Business have been disposed of, treated and stored by the Corporation in full compliance with all Environmental Laws and the Corporation is not aware of any property, facility or location at which Hazardous Substances were disposed which has given rise to or is likely to give rise to a liability claim under Environmental Laws. Except as disclosed in Schedule 3.32, there are no Hazardous Materials on the Leased Property or any other property now or heretofore owned or operated by the Corporation.

         (e) The Vendor has delivered to the Purchaser true and complete copies of all environmental audits, evaluations, assessments, studies, reports, correspondence (internal, from or to regulators or from or to others), documents or tests relating to the Corporation, the Business, the Leased Property or any other property for whose conduct the Corporation is or may be held responsible which are or with reasonable efforts could be within the possession or control of the Vendor.

         (f) The representations and warranties in paragraphs (a) and (d) of this Section 3.32, insofar as they relate to matters not arising as a result of the Corporation's actions or omissions or concerning any property at a time when it was not owned or operated by the Vendor or the Corporation, are limited to the Vendor's Knowledge of such matters.

3.33              EMPLOYEE PLANS.

         (a) Except as set forth in Schedule 3.33 to this Agreement, the Corporation (i) neither maintains nor contributes to or has any obligation with respect to, and none of the Employees are covered by, any bonus, deferred compensation, severance pay, pension, profit-sharing, retirement, insurance, stock purchase, stock option, or other fringe benefit plan, arrangement or practice, written or otherwise, or any other "employee benefit plan," as defined in Section 3(3) of ERISA, whether formal or informal (collectively, "Plans"), or
(ii) is a party to any contract for the
employment of any employee of the Corporation or any other person who renders services to the Corporation. None of the Plans is a "multiemployer plan," as defined in Section 3(37) of ERISA, (a "Multiemployer Plan"), a "multiple employer plan" as defined in ERISA or the Code, or a funded welfare benefit plan, as defined in Section 419 of the Code. The Corporation has no agreement or commitment to create any additional Plan, enter into any additional employment agreement, or modify or change any existing Plan or employment agreement.

         (b) With respect to the EPS Wireless, Inc. 401(k) Profit Sharing Plan (the "401(k) Plan"), the Corporation has heretofore delivered or made available to the Purchaser true, correct and complete copies of (i) all documents which comprise the most current version of the 401(k) Plan, including any related trust agreements, insurance contracts, or other funding or investment agreements and any amendments thereto, (ii) the two most recent Annual Reports (Form 5500 Series) and accompanying schedules, (iii) the most current summary plan description (and any summary of material modifications),
(iv) the two most recent certified financial statements, and (v) all Internal Revenue Service determination letters issued with respect to the 401(k) Plan. Except as set forth in Schedule 3.33, the 401(k) Plan has not been nor will be amended prior to the Closing Date. Since the date of the documents were delivered or made available, there has not been any material change in the assets or liabilities of the 401(k) Plan or any change in its terms and operations which could reasonably be expected to affect or alter the tax status or materially affect the cost of maintaining the 401(k) Plan. The 401(k) Plan can be amended, modified or terminated by the Corporation within a period of 30 days, without payment of any additional compensation or amount or the additional vesting or acceleration of any such benefits, except to the extent that such vesting is required under the Code upon the complete or partial termination of the 401(k) Plan. The 401(k) Plan is the only Plan currently maintained by the Corporation or that has been maintained by the Corporation since December 3, 1996 (or, to the Vendor's knowledge, during the three years prior to December 3, 1996) that was intended to be qualified within the meaning of Section 401(a) of the Code.

         (c) The Corporation has performed and complied in all respects with all of its obligations under and with respect to the 401(k) Plan and has, at all times, in form, operation and administration complied in all material respects with its terms, and, where applicable, the requirements of all applicable laws. The 401(k) Plan is a prototype plan subject to an opinion letter issued by the Internal Revenue Service and, to the Knowledge of the Vendor, nothing has occurred since adoption of the 401(k) Plan which reasonably could be expected to adversely affect such qualified status.

         (d) There are no unpaid contributions due prior to the date on which this representation and warranty is being made with respect to any Plan that are required to have been made under the terms of such Plan or any applicable law.

         (e) Neither the Corporation nor any ERISA Affiliate has participated in any "employee pension benefit plan", as defined in Section 3(2) of ERISA, that is or was subject to Title IV of ERISA, at any time in the last five years.

         (f) The Corporation has no obligation for any deferred compensation, pension or non-pension benefits to retired or other former employees, except for health benefits as specifically required by Section 4980B of the Code or Part 6 of Title I of ERISA ("COBRA") or pension benefits payable from a Plan intended to be "qualified" within the meaning of Section 401(a) of the Code.

         (g) Neither the Corporation nor, to the Knowledge of the Vendor, any other "disqualified person" or "party in interest," as defined in Section 4975 of the Code and Section 3(14) of ERISA, respectively, has engaged in any "prohibited transaction," as defined in Section 4975 of the Code or Section 406 of ERISA, with respect to the 401(k) Plan nor have there been any fiduciary violations under ERISA with respect to the 401(k) Plan which could subject the Corporation (or any officer, director or employee thereof) to any material penalty or tax under Section 502(i) of ERISA or Sections 4971 and 4975 of the Code.

         (h) With respect to the 401(k) Plan: (i) no filing, application or other matter is pending with the Internal Revenue Service, the PBGC, the United States Department of Labor or any other governmental body, (ii) there is no action, suit or claim pending (nor, to the Knowledge of the Vendor, any basis for such a claim), other than routine claims for benefits, and (iii) there are no outstanding liabilities for taxes, penalties or fees.

         (i) Neither the execution and delivery of this Agreement, nor the consummation of any or all of the transactions contemplated hereby will: (i) entitle any current or former employee of the Corporation to severance pay, unemployment compensation or any similar payment, (ii) accelerate the time of payment or vesting or increase the amount of any compensation due to any such employee or former employee, or (iii) directly or indirectly result in any payment made or to be made to or on behalf of any person to constitute a "parachute payment" within the meaning of Section 280G of the Code.

         (j) The Corporation has complied in all material respects with the continuation coverage requirements of COBRA, and has complied with the provisions of the Health Insurance Portability and Accountability Act of 1996, to the extent it is applicable.

3.34 COLLECTIVE AGREEMENTS. The Corporation has not made any Contracts with any labour union or employee association nor made commitments to or conducted negotiations with any labour union or employee association with respect to any future collective bargaining or any other material agreements and neither the Vendor nor the Corporation is aware of any current attempts to organize or establish any labour union or employee association with respect to any employees of the Corporation, nor is there any certification of any such union with regard to a bargaining unit. The Business has experienced no organized or other material work stoppages or strikes (legal or otherwise).

3.35 EMPLOYEES. Schedule 3.35 contains a complete and accurate list of the names of all individuals who are full-time, part-time or casual employees or individuals engaged on contract to provide employment services or sales or other agents or representatives of the Corporation as of the date of this Agreement (the "Employees") which list sets forth the date of hire, period of employment, title or classification and rate of salary or hourly pay, vacation accrued, and commission or bonus entitlements (if any) for each such Employee. Schedule 3.35 lists all Employees, including those on lay-off, who have been absent continually from work for a period in excess of one month, as well as the reason for their absence.


Except as described in Schedule 3.35, there are no complaints, claims or charges outstanding, or to the Knowledge of the Vendor, anticipated, nor are there any orders, decisions, directions or convictions currently registered or outstanding by any tribunal or agency or other Governmental Authority against or in respect of the Corporation under or in respect of any Employment Legislation. No Employee is bound by any confidentiality or non-competition agreement in favour of any Person other than the Corporation or the Vendor.

3.36 EMPLOYEE ACCRUALS. All accruals for unpaid vacation pay, premiums for unemployment insurance, health premiums, accrued wages, salaries and commissions and employee benefit plan payments have been reflected in the books and records of the Corporation.

3.37 CUSTOMERS AND SUPPLIERS. Schedule 3.37 sets out the major customers of the Corporation (being those customers of the Corporation accounting for more than 10% of sales for the period January 1, 1999 to October 31, 1999) and there has been no termination or cancellation of, and no material adverse modification or change in, the Corporation's business relationship with any major customer or group of major customers. To the Vendor's Knowledge, there is no reasonable basis to believe that the benefits of any relationship with any of the major customers or suppliers of the Corporation will not continue after the Closing Date in substantially the same manner as prior to the date of this Agreement.

3.38 PRODUCT WARRANTIES. Schedule 3.38 is a complete list of all express, written warranties given by the Corporation to purchasers of products supplied by the Corporation.

3.39 RELATED PARTY INDEBTEDNESS. Schedule 3.39(a) sets forth details of all Indebtedness of the Corporation to any Related Party including, with respect to each item of such Indebtedness, the name of the applicable Related Party, the outstanding amount of such Indebtedness as at the date hereof, the rate of interest and terms of payment applicable thereto, and any security therefor.
Schedule 3.39(b) sets forth details of all Indebtedness of each Related Party which is indebted to the Corporation including, with respect to each item of such Indebtedness the information referred to in the preceding sentence.

3.40 FULL DISCLOSURE. To the Vendor's Knowledge, the representations and warranties of the Vendor in this Agreement do not either (a) individually or taken together contain any untrue statement of a material fact or (b) omit to state a fact necessary to make such representations or warranties (giving full effect to any dollar, time or other limitation specified therein), either individually or taken together, not materially misleading. To the Vendor's Knowledge, there has been no event, transaction or information that has not been disclosed to the Purchaser in writing which could reasonably be expected to have a material adverse effect on the assets, business, earnings, properties or financial condition of the Corporation. The foregoing provisions of this section 3.40 specifically exclude any effect resulting from (i) acts or omissions of the Purchaser, including those relating to changes of the Corporation's ownership and/or management, or (ii) factors generally applicable to the Corporation's industry.


                                    ARTICLE 4
                 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

         The Purchaser represents and warrants to each of the Vendor as follows and acknowledges and confirms that the Vendor is relying on such representations and warranties in connection with the sale by the Vendor of the Purchased
Shares:

4.1 ORGANIZATION. The Purchaser is a corporation validly existing under the laws of the State of Delaware and it has the corporate power to enter into and perform its obligations pursuant to this Agreement.

4.2 ENFORCEABILITY. This Agreement has been duly authorized, executed and delivered by the Purchaser and is a legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser by the Vendor in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency and other laws affecting the enforcement of rights of creditors generally and except that equitable remedies may only be granted in the discretion of a court of competent jurisdiction.

4.3 CONSENTS AND APPROVALS. There is no requirement for the Purchaser to make any filing with, give any notice to or obtain any licence, permit, certificate, registration, authorization, consent or approval of, any Governmental Authority as a condition to the lawful consummation of the transactions contemplated by this Agreement.


4.4 FINANCIAL CAPABILITY. As of the Time of Closing, the Purchaser will have sufficient funds available to effect the Closing.

4.5 ENVIRONMENTAL. To the knowledge of those officers, directors and employees of the Purchaser who are principally responsible for the negotiation and consummation of the transactions contemplated by this Agreement, Part II of
Schedule 3.32 sets out all violations of Environmental Laws relating to the Leased Property specifically identified as such in the Purchaser's Environmental Report.

                                    ARTICLE 5
                   SURVIVAL OF REPRESENTATIONS AND WARRANTIES

5.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES OF THE VENDOR. To the extent that they have not been fully performed at or prior to the Time of Closing, the covenants, representations and warranties of the Vendor contained in this Agreement and in any agreement, instrument, certificate or other document executed or delivered pursuant hereto shall survive the closing of the transactions contemplated hereby until the date that is fifteen months from the Closing Date and, notwithstanding such closing nor any investigation made by or on behalf of the Purchaser, shall continue in full force and effect for the benefit of the Purchaser during such period, except that:

         (a) the representations and warranties set out in sections 3.1, 3.2, 3.3, 3.4, 3.5, 3.6, 3.7, 3.11 and 3.22(a) (and any certificate updating such representations and warranties) shall survive and continue in full force and effect without limitation of time;

         (b) the representations and warranties set out in section 3.26 (and any certificate updating such representations and warranties) shall survive the closing of the transactions contemplated hereby and continue in full force and effect until, but not beyond, the expiration of the period, if any, during which an assessment, reassessment or other form of recognized document assessing liability for Tax, interest or penalties under applicable tax legislation in respect of any taxation year to which such representations and warranties extend could be issued under such tax legislation to the Corporation, provided the Corporation did not file any waiver or other document extending such period; and

         (c) a claim for any breach of any of the representations and warranties contained in this Agreement or in any agreement, instrument, certificate or other document executed or delivered pursuant hereto involving fraud or fraudulent misrepresentation may be made at any time following the Closing Date, subject only to applicable limitation periods imposed by law.

5.2               EXPIRY OF THE REPRESENTATIONS AND WARRANTIES OF THE PURCHASER.
To the extent that they have not been fully performed at or prior to the Time of Closing, the covenants, representations and warranties of the Purchaser contained in this Agreement and in any agreement, instrument, certificate or other document executed or delivered pursuant hereto shall survive the closing of the transactions contemplated hereby and shall continue in full force and effect without limitation of time.

5.3 DUE DILIGENCE INVESTIGATION BY PURCHASER. The completion of any due diligence investigation by or on behalf of the Purchaser in respect of the Corporation or the Business on or prior to the Time of Closing shall not mitigate or otherwise affect the representations and warranties of the Vendor hereunder which shall continue in full force and effect as provided in section 5.1.

                                    ARTICLE 6
                                    COVENANTS

6.1 DELIVERY OF BOOKS AND RECORDS. At the Time of Closing there shall be delivered to the Purchaser, by the Vendor, all of the books and records of and relating to the Corporation and the Business. The Purchaser agrees that it will preserve the books and records so delivered to it for a period of six years from the Closing Date, or for such longer period as is required by any Applicable Law, and will permit the Vendor or its authorized representatives reasonable access thereto in connection with the affairs of the Vendor and to make copies thereof, but the Purchaser shall not be responsible or liable to the Vendor for or as a result of any accidental loss or destruction of or damage to any such books or records.

6.2 DISCHARGE LIABILITIES AND INDEBTEDNESS. The Vendor shall not permit the Corporation, subsequent to November 30, 1999, to incur or become liable for any Non-Permitted Indebtedness and shall cause the Corporation to pay and discharge on or prior to the Time of Closing all Non-Permitted Indebtedness, it being agreed that the Corporation may utilize any cash on hand, up to an aggregate amount not to exceed the amount of cash on hand on November 30, 1999, to repay any such Non-Permitted Indebtedness.

6.3 EMPLOYEE BONUSES. The Vendor shall at or prior to the Time of Closing pay a pro rata portion of all bonuses, profit sharing payments and other similar entitlements otherwise payable by the Corporation (whether or not then accrued or earned) to its officers, employees, agents or consultants in excess of regular salary, hourly wages, or commissions in respect of its current fiscal year (including customary holiday or year-end bonuses), such pro rata portion to be based on the portion of the said fiscal year which has expired as at the Closing Date.

6.4 CORPORATE ACTION. The Vendor shall use reasonable commercial efforts to take and cause the Corporation to take all necessary action, steps and proceedings to approve or authorize, validly and effectively, the execution and delivery of this Agreement and the other agreements and documents contemplated hereby and to complete the transfer of the Purchased Shares to the Purchaser and to cause all necessary meetings of directors and shareholders of the Vendor and the Corporation to be held for such purpose.

6.5 DELIVERY OF DOCUMENTS. The Vendor shall deliver to the Purchaser all necessary transfers, assignments and other documentation reasonably required to transfer the Purchased Shares to the Purchaser with a good and marketable title, free and clear of all Encumbrances, except for Permitted Encumbrances.

6.6 TAX MATTERS. The following provisions shall govern the allocation of responsibility as between Purchaser and Vendor for certain tax matters following the Closing Date:

         (a) TAX PERIODS ENDING ON OR BEFORE THE CLOSING DATE. The Purchaser shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Corporation for all periods ending on or prior to the Closing Date which are filed after the Closing Date, other than any such Tax Returns that are being filed on behalf of an Affiliated Group of corporations of which the Vendor is the common parent corporation. The Purchaser shall permit the Vendor to review and comment on each such Tax Return described in the preceding sentence prior to filing. The Vendor shall reimburse the Purchaser for Taxes of the Corporation with respect to such periods within 15 days after payment by the Purchaser or the Corporation of such Taxes to the extent such Taxes are not reflected in the reserve for Taxes (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) shown on the face of the November 1999 Financial Statements.

         (b) TAX PERIODS BEGINNING BEFORE AND ENDING AFTER THE CLOSING DATE. The Purchaser shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of the Corporation for Tax periods which begin before the Closing Date and end after the Closing Date. The Vendor shall pay to the Purchaser within 15 days after the date on which Taxes are paid with respect to such periods an amount equal to the portion of such Taxes which relates to the portion of such Taxable period ending on the Closing Date to the extent such Taxes are not reflected in the reserve for Taxes (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) shown on the face of the November 1999 Financial Statements. For purposes of this Section, in the case of any Taxes that are imposed on a periodic basis and are payable for a Taxable period that includes (but does not end on) the Closing Date, the portion of such Tax which relates to the portion of such Taxable period ending on the Closing Date shall (i) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire Taxable period multiplied by a fraction the numerator of which is the number of days in the Taxable period ending on the Closing Date and the denominator of which is the number of days in the entire Taxable period, and (ii) in the case of any Tax based upon or related to income or receipts be deemed equal to the amount which would be payable if the relevant Taxable period ended on the Closing Date. Any credits relating to a Taxable period that begins before and ends after the Closing Date shall be taken into account as though the relevant Taxable period ended on the Closing Date. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practice of the Corporation.

         (c)      COOPERATION ON TAX MATTERS.

                  (i) The Purchaser, the Corporation, and the Vendor shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section 6.6 and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Vendor agrees (i) to retain all books and records with respect to Tax matters pertinent to the Corporation not relinquished on the Closing Date relating to any Taxable period beginning before the Closing

                           Date until the expiration of the statute of limitations (and, to the extent notified by the Purchaser, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Taxing Authority, and (ii) to give the Purchaser reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the Purchaser so requests, the Vendor shall allow the Purchaser to take possession of such books and records.

                  (ii) The Purchaser and the Vendor further agree, upon request, to use their best efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

                  (iii) The Purchaser and the Vendor further agree, upon request, to provide each other with all information that either party may be required to report pursuant to Section 6043 of the Code and all Treasury Department Regulations promulgated thereunder.

         (d) CERTAIN TAXES. All United States federal, state and local transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement, shall be paid by Vendor when due, and Vendor will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable law, the Purchaser will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

         (e) REFUNDS. The Vendor shall be entitled to any refund of Taxes of the Corporation which is attributable to (i) a taxable period ending on or prior to the Closing Date or (ii) in the case of a taxable period which begins before and ends after the Closing Date, the portion of such taxable period ending on the Closing Date, provided that the amount of such Tax refund shall be repaid (with interest) by the Vendor to the Purchaser if the Corporation is required to repay such Tax refunds to the appropriate Taxing Authority. The Corporation and the Purchaser shall be entitled to retain all other Tax refunds of the Corporation.

6.7               EMPLOYEE BENEFITS MATTERS.

         (a) General. The Corporation shall cease to be the sponsor of or a participating employer in and each Employee shall cease to be an active participant in all Plans other than the 401(k) Plan as of the Closing Date, and the Corporation will thereafter not have any obligation or liability with respect to any Plan other than the 401(k) Plan, which shall continue to be maintained by the Corporation on and after the Closing Date, provided that the Corporation shall have the right to amend such 401(k) Plan in any way it deems appropriate after the Closing Date, and further provided that neither the Purchaser nor the Corporation shall be responsible, obligated or liable for any amounts that may be payable in connection with such Plan (excluding benefit payments) for any period prior to the Closing Date including, without limitation, any liabilities that could or did arise by virtue of the Corporation's having been an ERISA Affiliate of the Vendor prior to the Closing Date. All Employees on the Closing Date shall continue as Employees of the Corporation including, without limitation, employees on sick leave and short-term disability but excluding any Employees on long term disability and any Employees to which the Purchaser, the Vendor or the Corporation has given notice terminating their employment on or prior to the Closing Date.

         (b) COBRA. The Vendor shall continue to provide benefits pursuant to the requirements of COBRA with respect to any "qualifying event" (as defined in Section 4980B of the Code and the regulations thereunder) that occurs before the Closing Date and neither the Corporation nor the Vendor shall have any obligations or liability with respect to any "qualifying event" that occurs before such date. Purchaser shall be responsible for complying with the requirements of COBRA with respect to any "qualifying event" that occurs on or after the Closing Date.

         (c) Service Credit. The Purchaser and its Affiliates will provide Employees with credit for all service they had been credited with on or before the Closing Date with the Corporation or any ERISA Affiliate with respect to all employee benefits provided to the Employees after the Closing Date, including but not limited to, the eligibility and vesting requirements (but not the accrual) under any qualified retirement plan maintained by the Purchaser (except to the extent, if any, such service credit would result in a duplication of benefits). The Corporation shall provide the Purchaser with a list showing the service credited to each Employee, as of the Closing Date under the 401(k) Plan (which shall be deemed to be the appropriate level of service for all purposes).

         (d) Modifications to 401(k) Plan. The Vendor shall have the right, at any time on or before December 31, 2000, to notify the Purchaser that it has determined that it needs to take a corrective action involving the 401(k) Plan with respect to periods prior to the Closing Date in order to maintain the qualified status of the Vendor's 401(k) Plan under Code Section 401(a) and if the Purchaser in its reasonable discretion agrees that such action is necessary and reasonable, it shall cooperate with Vendor's action to correct such problem. In no event shall any such corrective action result in any reduction in the account balance of any participant under the 401(k) Plan or otherwise adversely affect the participants, the Purchaser, or the Corporation, except as the Purchaser may otherwise expressly agree. The Purchaser agrees to provide any information and records regarding the 401(k) Plan requested by the Vendor, acting reasonably, and to cooperate in effectuating such correction. The Vendor shall bear all costs and expenses related to any such corrective action, and shall indemnify the Purchaser and the Corporation with respect to any such corrective action.

6.8 TRANSITION SERVICES AGREEMENT. At the Time of Closing, the Vendor, the Corporation and the Purchaser shall execute and deliver a transition services agreement in the form annexed hereto as Schedule 6.8.

                                    ARTICLE 7
                              CLOSING ARRANGEMENTS

7.1 DELIVERIES BY THE VENDOR. At the Time of Closing, the Vendor shall:

         (a) deliver to the Purchaser all necessary transfers, assignments and other documentation reasonably required to transfer the Purchased Shares to the Purchaser with good and marketable title thereto, free and clear of all Encumbrances (other than Encumbrances permitted hereby);

         (b) deliver to the Purchaser certificates respecting all the Purchased Shares duly endorsed in favour of the Purchaser for transfer with all applicable security transfer taxes paid, and cause transfers of such shares to be duly and regularly recorded in the Stock Registry Book of the Corporation in name of the Purchaser or its nominee(s);

         (c) deliver to the Purchaser a certificate of status (or equivalent) and copies, certified by a senior officer of the Corporation dated as of the Closing Date, of the constating documents and by-laws of the Corporation and of the resolutions of the Corporation authorizing the execution, delivery and performance by the Corporation of any agreements, indentures, documents or instruments to be provided by the Corporation pursuant to the provisions hereof;

         (d) deliver to the Purchaser a favourable opinion of Sutherland Asbill & Brennan LLP, counsel to the Vendor, in the form annexed hereto as
Schedule 7.1(d); provided that the Purchaser agrees to pay up to $7,000 in respect of the reasonable fees and expenses of such firm in providing such opinion;

         (e) deliver to the Purchaser resignations of such directors and officers of the Corporation as the Purchaser may specify effective as of the Time of Closing;

         (f) deliver to the Purchaser evidence satisfactory to the Purchaser that all Indebtedness of any Related Parties to the Corporation shall have been paid in full;

         (g) deliver to the Purchaser releases executed by the Vendor and such directors and officers of the Corporation as the Purchaser may specify in favour of the Corporation and the Purchaser in the form annexed hereto as
Schedule 7.1(g); and

         (h) execute and deliver such other documents relevant to the completion of the transaction contemplated hereby as counsel for the Purchaser, acting reasonably, may request.

7.2               DELIVERIES BY THE PURCHASER. At the Time of Closing, the
Purchaser shall:

         (a) make the payment on account of the Purchase Price required to be made by it to the Vendor pursuant to section 2.4.(a); and

         (b) deliver to the Vendor a certificate of status (or equivalent) and copies, certified by one of its officers, dated as of the Closing Date, of its articles and by-laws and of the resolution authorizing the execution, delivery and performance by it of this Agreement and any other agreements, indentures, documents or instruments to be provided by it pursuant to the provisions hereof.

7.3 PLACE OF CLOSING. The closing shall take place at the Time of Closing at the offices of Sutherland Asbill & Brennan LLP, 999 Peachtree Street N.E., Atlanta, Georgia, U.S.A., 30309.

7.4 FURTHER ASSURANCES. Each party to this Agreement covenants and agrees that, from time to time subsequent to the Closing Date, it will, at the request and expense of the requesting party, execute and deliver all such documents, including, without limitation, all such additional conveyances, transfers, consents and other assurances and do all such other acts and things as any other party hereto, acting reasonably, may from time to time request be executed or done in order to better evidence or perfect or effectuate any provision of this Agreement or of any agreement or other document executed pursuant to this Agreement or any of the respective obligations intended to be created hereby or thereby.


                                    ARTICLE 8
                                 INDEMNIFICATION

8.1 INDEMNIFICATION BY THE VENDOR. The Vendor agrees to indemnify and save harmless the Purchaser from all Losses suffered or incurred by the Purchaser as a result of or arising out of or in connection with:

         (a) any breach by the Vendor of or any inaccuracy of any representation or warranty of the Vendor contained in this Agreement or in any certificate delivered by or on its behalf pursuant hereto (provided that the Vendor shall not be required to indemnify or save harmless the Purchaser in respect of any breach or inaccuracy of any representation or warranty unless the Purchaser shall have provided notice to the Vendor in accordance with section
9.2 on or prior to the expiration of the applicable time period related to such representation and warranty set out in section 5.1);

         (b) any breach or non-performance by the Vendor of any covenant to be performed by it which is contained in this Agreement or in any agreement, certificate or other document delivered by it or on its behalf pursuant hereto; and

         (c) all Non-Permitted Indebtedness (including trade credit) of the Corporation existing at the Time of Closing, including any liabilities for Taxes of the Corporation for any period up to and including the Time of Closing.

8.2               INTENTIONALLY DELETED.

8.3               INTENTIONALLY DELETED.

8.4               TAX INDEMNIFICATION AND SECTION 338(H)(10) ELECTION.

         (a) The Vendor shall pay, indemnify and hold harmless the Purchaser, the Corporation and their successors and assigns (but without duplication of payment) from and against all liabilities for all Taxes of the Vendor or of the Corporation attributable to taxable periods ending on or before the Closing Date including, without limitation, Taxes attributable to the income, business, assets, operations, activities and status of the Corporation and from all Taxes resulting from the Section 338(h)(10) Election described below in section 8.4(b)(i). For purposes of the preceding sentence, the Closing Date shall be treated as the last day of a taxable period whether or not the taxable period in fact ends on the Closing Date, and the determination of the amount, if any, of Taxes properly accruable for any taxable period that in fact begins prior to the Closing Date and ends after the Closing Date shall be made in accordance with the provisions of Section 6.6(b) hereof. For purposes of this Agreement (and the calculation of any indemnity), any interest, penalties or additions to tax accruing after the Closing Date with respect to a liability for Taxes for which the Vendor indemnifies the Purchaser, the Corporation and their successors and assigns shall be deemed to be attributable to a taxable period ending on or before the Closing Date.

                  (i)               The Purchaser and the Corporation shall
                           include in their notice of any claim for indemnification pursuant to this section 8.4 a calculation of the amount of the requested indemnity payment. If the Vendor disagrees with the calculation of the indemnity payment, the Vendor and the Purchaser shall attempt to resolve such disagreement within a period of 45 days from the date the Vendor receives the notice of claim for indemnification. If the parties fail to reach an agreement at the end of such period, such disagreement shall be submitted to a partner in the Dallas office of a U.S. national accounting firm that is independent of the Purchaser, the Vendor and their respective Affiliates (or that is otherwise agreeable to the Vendor and the Purchaser) (the "Arbitrator") whose determination shall be final and binding on all parties. The costs of the Arbitrator shall be borne equally by the Vendor and the Purchaser. Within ten days after the indemnity calculation has been resolved or determined, the Vendor shall pay to the Purchaser, the Corporation (and their successors and assigns) such amounts as have been determined to be due to the Purchaser, the Corporation (and their successors and assigns) as a result of the indemnification provided in Section 8.4.

         (b) If the Purchaser, in its sole discretion, decides that it wishes to have an election made under the Code Section 338(h)(10) (and the Treasury Regulations and the administrative pronouncements thereunder) and any comparable provision of state or local Tax law (collectively, a "Section 338(h)(10) Election") with respect to the Purchased Shares, the Purchaser shall notify the Vendor of such intent. The Vendor agrees that it shall, in such event, along with the Purchaser, jointly make an express election under Section 338(h)(10) of the Code and, at the

Purchaser's election, any analogous state election or any express election under state law that would result in the treatment of the transaction contemplated by this Agreement as a sale by the Corporation of its respective assets rather than as a sale by the Vendor of the stock of the Corporation. The Vendor and the Purchaser acknowledge that for federal income tax purposes (and for state income tax purposes in those states whose income tax provisions follow the federal income tax treatment), the sale of the Purchased Shares combined with the
Section 338(h)(10) Election will be treated as a sale of assets by the Corporation to the Purchaser followed by a complete liquidation of the Corporation. The parties acknowledge that the effect of such election will be to cause the Corporation to be treated as two corporations for federal income tax purposes: (i) an "old" corporation, which shall be treated (A) as having sold all of its assets in a taxable transaction as of the end of the Closing Date while a member of the Vendor's affiliated group, and (B) as having completely liquidated pursuant to Sections 332 and 337 of the Code, and (ii) a "new" corporation, which shall be treated as having purchased (as of the beginning of the day after the Closing Date) the assets deemed sold by the old corporation. The Purchaser and the Vendor will report any transactions that occur under this Agreement consistent with the Section 338(h)(10) Election, and will take no position contrary thereto.

                  (i)               The Vendor and the Purchaser agree that the
                           computation of the "modified aggregate deemed sale price" (as defined in the applicable regulations issued under the Code) (the "MADSP") of the Corporation's assets shall be reasonable and prepared in accordance with Section 338 of the Code. The Purchaser shall allocate the MADSP among the Corporation's assets (the "Allocation"), provided that the Vendor shall be provided with a copy of such Allocation for its review and approval, which approval shall not be unreasonably withheld or delayed. The Purchaser and the Vendor shall sign a copy of such Allocation and the parties hereto shall prepare and file such forms as may be required under
                           Section 1060 of the Code in a manner consistent therewith.

               (ii)                 The Vendor and the Purchaser shall each
                           provide to the other all necessary information to permit the Section 338(h)(10) Election to be made. The Purchaser shall be responsible for the preparation and filing of all forms or documents required to be filed with any Taxing Authority in connection with (including, without limitation, IRS Form 8023) the Section 338(h)(10) Election (the "Section 338 Forms"). On the Closing Date, the Purchaser and the Vendor shall execute IRS Form 8023 (or a pro forma Form 8023 if the final version is not as yet prepared) and any forms required to make any elections under state or local law that are analogous to a Section 338(h)(10) Election. The Vendor shall execute and deliver to the Purchaser any other documents or forms as the Purchaser reasonably requires to complete properly the Section 338 Forms. The Vendor hereby authorizes the Purchaser to file the Section 338 Forms and any other forms referred to in the preceding sentence with the appropriate Taxing Authorities at the Purchaser's election, and the Purchaser shall provide the Vendor with copies of such Section 338 Forms after such
                           Section 338 Forms are filed with the appropriate Taxing Authorities. The Purchaser and the Vendor agree to prepare and file all Tax Returns on a basis consistent with any Section 338(h)(10) Election (or, if such election is made and is not available under any state or local income tax law, on a basis consistent with any election available under such law that is analogous to an election under Code Section 338(g)) and with an allocation of the MADSP that is consistent with the Allocation of MADSP provided for in section 8.4(b)(ii).

                  (iii)             The Vendor shall calculate the gain or loss,
                           if any, resulting from the Section 338(h)(10) Election in a manner consistent with the determination of MADSP and the Allocation and shall not take any position inconsistent with the Section 338(h)(10) Election, the MADSP or the Allocation in connection with any Tax Return or otherwise.

                  (iv)              The Purchaser shall determine its tax basis
                           for the assets of the Corporation in a manner consistent with the determination of MADSP and the Allocation and shall not take any position inconsistent with the Section 338(h)(10) Election, the MADSP or the Allocation in any Tax Return or otherwise.

8.5 INDEMNIFICATION BY THE PURCHASER. The Purchaser agrees to indemnify and save harmless the Vendor from all Losses suffered or incurred by the Vendor as a result of or arising out of or in connection with:

         (a) any breach by the Purchaser of or any inaccuracy of any representation or warranty of the Purchaser contained in this Agreement or in any certificate delivered by it or on its behalf pursuant hereto; and

         (b) any breach or non-performance by the Purchaser of any covenant to be performed by it which is contained in this Agreement or in any agreement, certificate or other document delivered by it or on its behalf pursuant hereto.

8.6               NOTICE OF CLAIM.

         (a) In the event that a party (the "Indemnified Party") shall become aware of any claim, proceeding or other matter (a "Claim") in respect of which it in good faith believes another party (the "Indemnifying Party") has agreed to indemnify the Indemnified Party pursuant to this Agreement, the Indemnified Party shall promptly give written notice thereof to the Indemnifying Party. Such notice shall specify whether the Claim arises as a result of a claim by a Person against the Indemnified Party (a "Third Party Claim") or whether the Claim does not so arise (a "Direct

Claim"), and shall also specify with reasonable particularity (to the extent that the information is available) the factual basis for the Claim and the amount of the Claim, if known.

        (b) If, through the fault of the Indemnified Party, the Indemnifying Party does not receive notice of any Claim in time to contest effectively the determination of any liability susceptible of being contested, the Indemnifying Party shall be entitled to set off against the amount claimed by the Indemnified Party the amount of any Losses incurred by the Indemnifying Party resulting from the Indemnified Party's failure to give such notice on a timely basis.

8.7 DIRECT CLAIMS. With respect to any Direct Claim, following receipt of notice from the Indemnified Party of the Claim, the Indemnifying Party shall have 60 days to make such investigation of the Claim as is considered necessary or desirable. For the purpose of such investigation, the Indemnified Party shall make available to the Indemnifying Party the information relied upon by the Indemnified Party to substantiate the Claim, together with all such other information as the Indemnifying Party may reasonably request. If both parties agree at or prior to the expiration of such 60-day period (or any mutually agreed upon extension thereof) to the validity and amount of such Claim, the Indemnifying Party shall immediately pay to the Indemnified Party the full agreed upon amount of the Claim, failing which the matter shall be referred to binding arbitration in such manner as the parties may agree or shall be determined by a court of competent jurisdiction.

8.8 THIRD PARTY CLAIMS. With respect to any Third Party Claim, the Indemnifying Party shall have the right, at its expense, to participate in or assume control of the negotiation, settlement or defence of the Claim and, in such event, the Indemnifying Party shall reimburse the Indemnified Party for all the Indemnified Party's out-of-pocket expenses incurred in response to such Third Party Claim prior to and during such participation or prior to such assumption. If the Indemnifying Party elects to assume such control, the Indemnified Party shall have the right to participate in the negotiation, settlement or defence of such Third Party Claim and to retain counsel to act on its behalf, provided that the fees and disbursements of such counsel shall be paid by the Indemnified Party unless the named parties to any action or proceeding include both the Indemnifying Party and the Indemnified Party and the representation of both the Indemnifying Party and the Indemnified Party by the same counsel would be inappropriate due to a conflict of interest not waived by the affected party. If the Indemnifying Party, having elected to assume such control, thereafter fails to defend the Third Party Claim within a reasonable time, the Indemnified Party shall be entitled to assume such control, and the Indemnifying Party shall be bound by the results obtained by the Indemnified Party with respect to such Third Party Claim. If any Third Party Claim is of a nature such that: (a) the Indemnified Party is required by applicable law or the order of any court, tribunal or regulatory body having jurisdiction; or (b) it is necessary in the reasonable view of the Indemnified Party acting in good faith and in a manner consistent with reasonable commercial practices in respect of: (i) a Third Party Claim by a customer relating to products or services supplied by the Business; or (ii) a Third Party Claim relating to any Contract which is necessary to the ongoing operations of the Business or any material part thereof by a reasonable and prudent operator in substantially the same manner in which it has heretofore been operated by the

Corporation in order to avoid material damage to the relationship between the Indemnified Party and any of its major customers or to preserve the rights of the Indemnified Party under such an essential Contract, to make a payment to any Person (a "Third Party") with respect to the Third Party Claim before the completion of settlement negotiations or related legal proceedings, as the case may be, the Indemnified Party may make such payment and the Indemnifying Party shall, forthwith after demand by the Indemnified Party, reimburse the Indemnified Party for such payment. If the amount of any liability of the Indemnified Party under the Third Party Claim in respect of which such payment was made, as finally determined, is less than the amount which was paid by the Indemnifying Party to the Indemnified Party, the Indemnified Party shall, forthwith after receipt of the difference from the Third Party, pay the amount of such difference to the Indemnifying Party. If such a payment, by resulting in settlement of the Third Party Claim, precludes a final determination of the merits of the Third Party Claim and the Indemnified Party and the Indemnifying Party are unable to agree whether such payment was reasonable in the circumstances having regard to the amount and merits of the Third Party Claim, such dispute shall be submitted to arbitration pursuant to the Federal Arbitration Act, 9 U.S.C. sections 1-16.

8.9 SETTLEMENT OF THIRD PARTY CLAIMS. If the Indemnifying Party fails to assume control of the defence of any Third Party Claim, the Indemnified Party shall have the exclusive right to contest, settle or pay the amount claimed. Whether or not the Indemnifying Party assumes control of the negotiation, settlement or defence of any Third Party Claim, the Indemnifying Party shall not settle any Third Party Claim without the written consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed; provided, however, that the liability of the Indemnifying Party shall be limited to the proposed settlement amount if any such consent is not obtained for any reason.

8.10 CO-OPERATION. The Indemnified Party and the Indemnifying Party shall co-operate fully with each other with respect to Third Party Claims, and shall keep each other fully advised with respect thereto (including supplying copies of all relevant documentation promptly as it becomes available).

8.11 EXCLUSIVITY. If the Closing occurs, then the remedies provided in this Article 8 constitute the sole and exclusive remedies for recoveries against another party for breaches of representations, warranties, covenants and agreements set forth in this Agreement and any other contract, document or other instrument executed and delivered pursuant hereto, but neither the foregoing nor anything else in this Agreement shall limit the right of a party to enforce the performance of this Agreement or of any contract, document or other instrument executed and delivered pursuant to this Agreement by any remedy available to it in equity.

8.12              OFFSET AGAINST HOLDBACK.

         (a) If prior to the payment in full of the Holdback to the Vendor, the Purchaser shall be entitled to be paid by the Vendor for any Losses incurred by it pursuant to this Article 8, the Purchaser shall be entitled to satisfy such portion of the Losses as is equal to the Holdback at that time (or the applicable portion of the Holdback if the amount of the Losses is less than the Holdback) by offsetting such portion of the Losses against the Holdback, and the Holdback shall be reduced accordingly. Nothing in this section 8.12(a) shall affect the liability of the Vendor for any Losses (or portion thereof) not satisfied by being so offset against the Holdback or the right of the Purchaser to maintain any legal action against the Vendor to recover such Losses or portion thereof.

         (b) Notwithstanding the provisions of section 2.4(b), if on the 6 month anniversary of the Closing Date, the Purchaser shall have given notice to the Vendor of a claim for indemnification under this Article 8 which claim has not been resolved, the Purchaser shall be entitled to continue to retain such portion of the Holdback at that time equal to the amount of the Losses (or the entire Holdback if the amount of such Losses claimed shall exceed the Holdback) claimed to be suffered by the Purchaser until a final resolution of such claim, and upon the resolution of any such claim the provisions of section 8.12(a) shall be applicable.

8.13           CERTAIN LIMITATIONS.

         (a) The Vendor's obligation to make indemnification payments shall be limited to an aggregate amount equal to $2,200,000 provided that this limitation shall not apply to, and there shall be excluded from the calculation of such aggregate amount, Losses suffered or incurred by the Purchaser as a result of or arising out of or in connection with in respect of the following:

                  (i) any breach by the Vendor of the representation and warranty in section 3.26 and those referred to in section 5.1(a) (and any certificate updating any such representations and warranties);

                  (ii) any breach by the Vendor of any of the covenants in sections 6.2 and 6.6;

                  (iii)    the indemnities of the Vendor in section 8.4; and

                  (iv) any breach of representations, warranties or covenants contained in this Agreement or in any agreement, instrument, certificate or other document executed and delivered pursuant hereto involving fraud or fraudulent misrepresentation.

         (b) The Vendor shall not be required to indemnify for breaches of its representations and warranties unless and until the aggregate amount of Losses claimed in respect thereof exceeds $100,000.

         (c)      Notwithstanding anything in this Agreement to the contrary:
(i) the Indemnified Party shall act in good faith and in a commercially reasonable manner to mitigate any damages it may suffer and (ii) the Vendor shall not be liable to the Purchaser for any Loss to the extent that it relates to any act or omission of the Purchaser or any of its Affiliates or the agents of any of them.

                                    ARTICLE 9
                                  MISCELLANEOUS

9.1 CONFIDENTIALITY OF INFORMATION. If the transactions contemplated herein are not consummated for any reason, the Purchaser covenants and agrees that, except as otherwise authorized by the Vendor or as may be required by applicable law or order of a court or regulatory authority of competent jurisdiction, neither it nor its representatives, agents or employees will disclose to third parties, directly or indirectly, any confidential information or confidential data relating to the Corporation or the Business discovered by it or its representatives as a result of the Vendor and the Corporation making available to the Purchaser and its representatives the information requested by them in connection with the transactions contemplated herein provided that this covenant shall not apply to any such information or data that shall have come into the public domain.

9.2      NOTICES.

        (a) Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be delivered in person, transmitted by telecopy or similar means of recorded electronic communication or sent by registered mail, charges prepaid, addressed as follows:

         (i)      if to the Vendor:

                  850 Center Way
                  Norcross, Georgia 30071
                  Attention: Vice-President of Legal Affairs
                  Telecopier No.: (770) 582-3669

                  with a copy to:

                  Sutherland Asbill & Brennan LLP
                  999 Peachtree Street NE
                  Atlanta, Georgia
                  Attention: Robert J. Pile
                  Telecopier No.: (404) 853-8806

         (ii)     if to the Purchaser:

                  844 Don Mills Road, 32/737
                  North York, Ontario M3C 1V7
                  Attention: Director, Corporate Business Development Telecopier No.: (416) 448-5444

         (b) Any such notice or other communication shall be deemed to have been given and received on the day on which it was delivered or transmitted (or, if such day is not a Business Day, on the next following Business Day) or, if mailed, on the third Business Day following the date of mailing; provided, however, that if at the time of mailing or within three Business Days thereafter there is or occurs a labour dispute or other event which might reasonably be expected to disrupt the delivery of documents by mail, any notice or other communication hereunder shall be delivered or transmitted by means of recorded electronic communication as aforesaid.

         (c) Any party may at any time change its address for service from time to time by giving notice to the other parties in accordance with this section 9.2.

9.3 COMMISSIONS, ETC. The Vendor agrees to indemnify and save harmless the Purchaser from and against all Losses suffered or incurred by the Purchaser in respect of any commission or other remuneration payable or alleged to be payable to any broker, agent or other intermediary who purports to act or have acted for or on behalf of the Vendor.

9.4 CONSULTATION. The parties shall consult with each other before issuing any press release or making any other public announcement with respect to this Agreement or the transactions contemplated hereby and, except as required by any applicable law or regulatory requirement, neither the Vendor nor the Purchaser shall issue any such press release or make any such public announcement without the prior written consent of the other, which consent shall not be unreasonably withheld or delayed.

9.5 WAIVER OF JURY TRIAL. Each party hereto hereby waives, to the fullest extent permitted by applicable laws, any right it may have to a trial by jury in respect of any litigation directly or indirectly arising out of, under or in connection with this Agreement. Each party hereto (a) certifies that no representative, agent or counsel of any other party has represented expressly or otherwise that any other party would not, in the event of litigation, seek to enforce the foregoing waiver, and (b) acknowledges that it and any other party hereto has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications contained in this section.

9.6 DISCLOSURE. Prior to any public announcement of the transaction contemplated hereby pursuant to section 9.4, neither party shall disclose this Agreement or any aspect of such transaction except to its board of directors, its senior management, its legal, accounting, financial or other professional advisors, any financial institution contacted by it with respect to any financing required in connection with such transaction and counsel to such institution, or as may be required by any applicable law or any regulatory authority or stock exchange having jurisdiction.

9.7 ASSIGNMENT BY PURCHASER. The Purchaser may assign its rights under this Agreement in whole or in part to any of its Affiliates; provided, however, that any such assignment shall not relieve the Purchaser from any of its obligations hereunder.

9.8 COOPERATION. The parties hereto will cooperate in good faith with each other and their respective counsel and accountants in connection with all steps to be taken as part of their obligations under this Agreement.


                  [Remainder of page intentionally left blank.]

9.9 COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall constitute an original and all of which taken together shall constitute one and the same instrument.

                  IN WITNESS WHEREOF this Agreement has been executed by the parties.

                                     PREFERRED NETWORKS, INC.



                                     by /s/ Mark H. Dunaway             c.s.
                                       --------------------------------

                                     CELESTICA CORPORATION



                                     by /s/ Iain Kennedy                c.s.
                                       --------------------------------